EXHIBIT 5.1

Cantey & Hanger, L.L.P.

801 Cherry Street, Suite 2100

Fort Worth, Texas 76102

817/877-2800

(fax) 817/877-2807

June 30, 2006

QI Systems Inc.

Unit 101, 3820 Jacombs Road

Richmond, British Columbia V6V 1Y6

Re:	REGISTRATION STATEMENT ON FORM S-4

Ladies and Gentlemen:

We have examined the Amendment No. 4 and the Post-Effective Amendment to the Registration Statement on Form S-4 to be filed by you with the Securities and Exchange Commission (the "Commission") on June 30, 2006 (as such may be further amended or supplemented, the "Registration Statement"), in connection with the registration of shares of QI Systems Inc. (the “Company”) common stock (the "Shares") under the Securities Act of 1933, as amended. The Shares are to be issued to the shareholders of the Company in connection with the Company’s domestication into the State of Delaware.

As your counsel in connection with this transaction, we have examined the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares and we have consulted with Boughton Law Corporation, your Canadian counsel, regarding such proceedings. In addition to the Registration Statement, documents we have examined in rendering this opinion, and upon which we have relied, include the following:

a.            Certified copies of all of the Company’s charter documents filed under British Columbia law;

b.            The Certificate of Continuance and the Certificate of Incorporation to be filed by the Company with the Delaware Secretary of State following approval of the Company’s domestication by its shareholders;

c.             The Bylaws of the Company to be in effect upon filing of its Certificate of Continuance and Certificate of Incorporation in Delaware;

d.            Certified copies of resolutions duly adopted by the Board of Directors of the Company authorizing or approving, among other things:

1.

the proposed plan for the continuance of the Company’s jurisdiction of incorporation from the Province of British Columbia to the State of Delaware pursuant to Section 388 of the Delaware General Corporation Law;

2.

pursuit of the approval of the Registrar of Companies for the Province of British Columbia that the Company be permitted to be continued into and be registered as a corporation in the State of Delaware pursuant to the Delaware General Corporation Law;

3.	application to the appropriate authorities in the State of Delaware for consent to be domesticated into and registered as a corporation pursuant to the Delaware General Corporation Law;

4.	alteration of the authorized share capital of the Company from 200,000,000 shares of common stock without par value to 100,000,000 shares of common stock with a par value of US $.001 per share;

5.	the Certificate of Incorporation and Bylaws in the form set forth in the appendices to the Registration Statement, in substitution for the existing Memorandum and Articles of the Company;

6.

filing of the Registration Statement with the Commission relating to the issuance of the Company’s common stock in exchange for its existing issued and outstanding common stock as part of the change in the Company’s jurisdiction of incorporation; and

7.

reservation, issuance and delivery of the shares upon completion of the domestication, including the specific instruction that, upon issuance, the shares will be validly issued, fully paid and nonassessable; and

e.	Resolutions of the shareholders of the Company to be presented for adoption at the meeting of the shareholders called for the purpose of approving the Company’s domestication.

Our opinion expressed below is limited in all respects to the substantive law of the State of Texas, the federal law of the United States, and the Delaware General Corporation Law, and we assume no responsibility as to the applicability thereto, or to the effect thereon, of the laws of any other jurisdiction. For purposes of our opinion we have assumed the genuineness of all signatures on all documents, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies, and the correctness and accuracy of all facts set forth in all certificates and documents that we have examined.

Based on the foregoing, it is our opinion that, upon conclusion of the proceedings being taken or contemplated by us, as your counsel, to be taken prior to the issuance of the Shares and upon completion of the proceedings taken in order to permit such transactions to be carried out in accordance with the securities laws of various states where required, the Shares, when issued in the manner described in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendment thereto, which has been approved by us, as such may be further amended or supplemented, or incorporated by reference in any registration statement relating to the prospectus filed pursuant to Rule 462(b) of the Act.

Very truly yours,

Cantey & Hanger, L.L.P.

By:	/s/ DEAN A. TETIRICK

Dean A. Tetirick, a Partner